UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NOVACEA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2008

To our Stockholders:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders, which will be held at our principal executive offices, located at 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080, on Friday, June 9, 2008 at 9:00 a.m. PDT. We are holding the annual meeting for the following purposes:

1.	To elect James I. Healy and John P. Walker as Class II directors to hold office until our 2011 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

The meeting will begin promptly at 9:00 a.m. PDT and check-in will begin at 8:30 a.m. PDT. Only holders of record of shares of our common stock at the close of business on April 23, 2008, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

By order of the Board of Directors,

John P. Walker

Chief Executive Officer and Chairman

South San Francisco, California

April 29, 2008

i

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2008

This proxy statement is furnished to our stockholders as of April 23, 2008, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders, to be held at our principal executive offices, located at 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080, on Friday, June 9, 2008, at 9:00 a.m. PDT and at any adjournments or postponements of the meeting. This proxy statement and the proxy card, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, is first being mailed to our stockholders on or about May 6, 2008.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a stockholder of record at the close of business on the record date of April 23, 2008. As a stockholder of record, you are invited to attend our annual meeting of stockholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the meeting?	Only holders of record of shares of our common stock at the close of business on April 23, 2008 (the record date) are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How many shares are outstanding?	On the record date, 25,735,434 shares of our common stock were issued and outstanding and held by approximately 92 holders of record. Each share of common stock outstanding on the record date is entitled to one vote.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or represented by proxy, of the holders of at least a majority of the shares of our common stock, issued and outstanding on the record date and entitled to vote at the meeting, will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting until a later time.

What items of business will be voted on at the meeting?	The items of business to be voted on at the meeting are as follows:

1.	The election of James I. Healy and John P. Walker as Class II directors to hold office until our 2011 annual meeting of stockholders, or until their respective successors have been duly elected or appointed; and

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

What happens if additional matters are presented at the meeting?	The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no stockholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?	Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees identified in this proxy statement and “FOR” the ratification of the appointment of Ernst & Young LLP.

What shares can I vote at the meeting?	You may vote all of the shares you owned as of April 23, 2008, the record date, including shares held directly in your name as the stockholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?	Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?

As discussed previously, whether you hold shares directly as the stockholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted “FOR” the election of each of the director nominees identified in this proxy statement and “FOR” the ratification of the appointment of Ernst & Young LLP.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The meeting will begin promptly at 9:00 a.m. PDT. Check-in will begin at 8:30 a.m. PDT. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?	You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy cards, voting instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except as required by law to American Stock Transfer & Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?

Each outstanding share of our common stock entitles the holder to one vote per share on each matter considered at the meeting. Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. The election of directors requires a plurality of the votes cast for the election of directors and, accordingly, the two director nominees receiving the highest number of affirmative “FOR” votes at the meeting will be elected to serve as Class II directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 is not required by law or by governing instruments. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance and practice. The ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the ratification of the appointment will not be voted with respect to such ratification, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain that firm.

What is a “broker non-vote”?	Under the rules that govern brokers and banks who have record ownership of our shares of common stock that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of independent auditors are considered routine matters. Therefore, if you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on these matters. A “broker non-vote” occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be counted in tabulating the voting results for any particular proposal.

What happens if the meeting is adjourned?	If our annual meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual meeting, unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual meeting.

Who will serve as inspector of elections?	A representative of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.

What should I do in the event that I receive more than one set of proxy materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our common stock, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials will not be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting, and publish the final voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement or to be acted upon at our annual meeting to be held in 2009, the proposal must be in writing and received by the Corporate Secretary of Novacea at our principal executive offices no later than December 26, 2008. If the date of next year’s annual meeting is more than 30 days before or 30 days after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission, or SEC. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. All stockholder proposals should be addressed to:

Corporate Secretary

Novacea, Inc.

400 Oyster Point Boulevard, Suite 200

South San Francisco, California 94080

Nomination of Director Candidates: Any proposals for director candidates for consideration by our board of directors must be in writing and include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary of Novacea at our principal executive offices. Our bylaws also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to stockholder nominees for our board of directors. In addition, the stockholder must give timely notice to the Corporate Secretary of Novacea in accordance with the provisions of our bylaws, which require that the notice be received by the Corporate Secretary of Novacea no later than December 26, 2008.

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our board of directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. Our board of directors currently consists of nine directors, divided among the three classes.

The names of each member of our board of directors, including each nominee for election to our board of directors, the class in which they serve, their ages as of April 23, 2008, principal occupation and length of service on the board of directors, are as follows:

Name	Term Expires	Age	Principal Occupation	Director Since
Class I Directors
Judith A. Hemberger, Ph.D. (1)	2010	60	Venture Partner, Nomura Phase 4 Ventures	2007
Camille D. Samuels (2), (3)	2010	36	Managing Director, Versant Ventures	2002
Frederick J. Ruegsegger (2)	2010	52	Chief Financial Officer, Sterigenics International, Inc.	2008

Class II Directors
James I. Healy (2)	2008	43	Managing Director, Sofinnova Ventures	2001
Lowell E. Sears (2), (4)	2008	57	Chairman, Chief Executive Officer and Chief Investment Officer, Sears Capital Management, Inc.	2004
John P. Walker	2008	59	Chief Executive Officer and Chairman	2006

Class III Directors
Daniel M. Bradbury (1), (3)	2009	47	Chief Executive Officer, Amylin Pharmaceuticals	2005
Michael G. Raab (1), (3)	2009	43	Partner, New Enterprise Associates	2002
Eckard Weber	2009	58	Partner, Domain Associates, LLC	2001

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	On November 21, 2007, Mr. Sears informed us that he does not intend to stand for reelection at our 2008 Annual Meeting of Stockholders.

Director Nominees

There are three Class II directors whose term of office expires in 2008. Lowell E. Sears informed the board of directors that he will not stand for reelection at the Annual Meeting and will be leaving the board on June 9, 2008. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Our board of directors has nominated James I. Healy and John P. Walker for re-election as Class II directors. If elected at the Annual Meeting, each of the two (2) nominees for election to this class would serve until the 2011 Annual Meeting and until such person’s successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxy holders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable.

James I. Healy, M.D., Ph.D. has served as a member of our board of directors since June 2001. Since June 2000, Dr. Healy has been a Managing Director at Sofinnova Ventures, a venture capital firm focused on building companies serving medical markets. From January 1998 to March 2000, Dr. Healy was a partner at Sanderling Ventures. He has previously held positions at Miles Pharmaceuticals (acquired by Bayer USA), Lawrence Berkeley National Laboratory and Howard Hughes Medical Institute. Dr. Healy currently serves on the board of directors of InterMune, Inc., as well as several privately-held companies. He holds a B.A. in molecular biology and a B.A. in Scandinavian studies, both from the University of California at Berkeley. Dr. Healy holds an M.D. and a Ph.D. in immunology from Stanford University School of Medicine.

John P. Walker has served as a member of our Board of Directors since April 2006 and as Chairman of our Board of Directors since July 2006. Mr. Walker has also served as our Chief Executive Officer since September 2007, and served as our interim Chief Executive Officer from December 2006 to September 2007. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corporation, Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Chief Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. Mr. Walker is a director of Geron Corporation, Renovis, Inc., Affymax Inc. and certain other privately held biotechnology companies. He holds a B.A. from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University.

If elected, Dr. Healy and Mr. Walker will hold office as Class II directors until the earlier of our annual meeting of stockholders to be held in 2011, their respective successors have been duly elected or their earlier death, resignation or removal.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

Directors Whose Terms Extend Beyond the 2008 Annual Meeting

Daniel M. Bradbury has served as a member of our board of directors since September 2005. Mr. Bradbury has served as the Chief Executive Officer of Amylin Pharmaceuticals, Inc. since 2007, and prior to that he served as Chief Operating Officer since 2003. From 1994 to 2003 Mr. Bradbury served in various marketing, corporate development and general management roles with Amylin Pharmaceuticals. Since 2004 he has served as a member of the board of directors of Illumina, Inc. From 1984 to 1994, Mr. Bradbury served in various international sales and marketing roles with Beecham Pharmaceuticals and SmithKline Beecham Pharmaceuticals. Mr. Bradbury holds a Pharmacy degree from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education and is a member of the Royal Pharmaceutical Society of Great Britain.

Judith A. Hemberger, Ph.D. has served as a member of our board of directors since December 2007. Dr. Hemberger is the former co-founder, executive vice president and chief operating officer of Pharmion Corporation and has served as interim chief executive officer of Zosano Pharma, a privately-held biotechnology company from August 2006 to July 2007. Prior to her position at Pharmion from December 1999 to April 2006, she worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. Dr. Hemberger led a number of strategic functions including Professional Education, Global Regulatory Affairs, Global Medical Affairs, and Commercial Development and finally as senior vice president of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the Board of Directors of Renovis, Inc., Zymogenetics, Inc., Zosano Pharma, Inc. and Helath Shares, Inc. as well as a number of privately held companies. She is a

Venture Partner for Nomura Phase 4 Ventures. Dr. Hemberger received her Bachelor of Science in Biology and Chemistry from Mount St. Scholastica College and completed her doctorate degree in Pharmacology from the University of Missouri. Dr. Hemberger also holds an MBA in Business from Rockhurst College.

Michael G. Raab has served as a member of our board of directors since October 2002. Mr. Raab has served as a partner of New Enterprise Associates since June 2002. From 1999 to 2002, Mr. Raab was a Senior Vice President, Therapeutics and General Manager, Renagel® at Genzyme Corporation. From 1998 to 1999, he was Vice President of Business Development for the Therapeutics Division. From 1994 to 1996, Mr. Raab served as Product Manager for Ceredase® at Genzyme Corporation. Mr. Raab also spent two years with Genzyme’s Diagnostic Products and Services Division. Mr. Raab holds a B.A. in communications from DePauw University.

Frederick J. Ruegsegger has served as a member of our board of directors since February 2008. Mr. Ruegsegger has served as chief financial officer of Sterigenics International, Inc. since June 2004. Prior to that, Mr. Ruegsegger served as chief financial officer and chief of staff of Sterigenics’ former parent company, Ion Beam Applications from May 2002 to June 2004. From October 2000 to May 2002, Mr. Ruegsegger provided financial and general management services, generally as a consultant, to a variety of companies including CentPharm, LLC, Phaethon Communications and others. Prior to that, Mr. Ruegsegger was chief financial officer of Neoforma.com from August 1999 to October 2000. Mr. Ruegsegger also served as senior vice president finance and corporate development and chief financial officer at Axys Pharmaceuticals from December 1996 to July 1999 and was president, chief executive officer, and director at EyeSys Technologies, an ophthalmology instrumentation company from July 1993 to December 1996. Prior to joining EyeSys, Mr. Ruegsegger held senior positions at Vitaphore Corporation, a biomaterials company, including president and chief executive officer of the company from January 1991 to June 1993. Mr. Ruegsegger received his Bachelor of Science degree in economics from the University of Illinois and holds a Masters of Management degree from Northwestern University.

Camille D. Samuels has served as a member of our board of directors since October 2002. Ms. Samuels has served as a managing director of Versant Ventures since November 2001. From 1998 to 2000, Ms. Samuels served as Director of Business Development at Tularik Inc. (now Amgen, Inc.). She also directed Tularik’s Technology Acquisition Group. From 1993 to 1996, Ms. Samuels served as an Associate Consultant with LEK Consulting. Ms. Samuels holds a B.S. in biology from Duke University and an M.B.A. from Harvard Business School. In 2002, The Aspen Institute named Ms. Samuels a Henry Crown Fellow.

Eckard Weber, M.D. is one of the founders of our company and has served as Chairman of our board of directors from February 2002 until July 2006, and has served on our board of directors since March 2001. Dr. Weber is also a partner at Domain Associates, L.L.C., joining in 2001. Dr. Weber has been founding Chief Executive Officer of multiple biopharmaceutical companies in the Domain portfolio including Cytovia, Inc., Acea Pharmaceuticals, Inc., NovaCardia, Inc., Novalar Pharmaceuticals, Inc., Orexigen Therapeutics, Inc., Domain AntiBacterial Acquisition Corporation, Ascenta Therapeutics, Inc., Ocera Therapeutics, Inc., Syndax Pharmaceuticals, Inc., Tragara Pharmaceuticals, Inc., Tobira Therapeutics, Inc., Calixa Therapeutics, Inc. and Sonexa Therapeutics, Inc. He currently serves as interim Chief Executive Officer of Calixa Therapeutics and Sonexa Therapeutics, both seed-stage biopharmaceutical companies. He is Chairman of the Board at Orexigen, Ocera, Ascenta, Tobira, Sequal Pharmaceuticals, Sonexa Therapeutics and Syndax Pharmaceuticals. He was Chairman of Peninsula Pharmaceuticals, Inc. until its sale to Johnson & Johnson in 2005, Chairman of Cerexa until its sale to Forest Laboratories in January 2007, Chairman of NovaCardia until its sale to Merck in September 2007 and a board member of Conforma Therapeutics and Cabrellis Pharmaceuticals Corporation until their sales to Biogen-IDEC and Pharmion Corporation, respectively. In addition, he is a board member of DiObex, Inc. and BioVascular, Inc. Until 1995, Dr. Weber was a tenured Professor of Pharmacology at the University of California at Irvine. He has over 20 years of drug discovery and development experience and has been a consultant to biotechnology and pharmaceutical companies. Dr. Weber holds a B.S. from Kolping College in Germany and an M.D. from the University of Ulm Medical School in Germany.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2008. Ernst & Young LLP has audited our financial statements since our inception in 2001. Ernst & Young LLP is an independent registered public accounting firm.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 is not required by law, by the Nasdaq Global Market listing requirements or by our certificate of incorporation or bylaws. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the year if the Audit Committee of our board of directors determines that such a change would be in the best interests of Novacea and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Information about the Independent Auditors

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditors. In addition to retaining Ernst & Young LLP to audit our financial statements for the fiscal year ending 2007, the Audit Committee retained Ernst & Young LLP to provide other non-audit and advisory services in 2007. The Audit Committee has reviewed all non-audit services provided by Ernst & Young LLP in 2007, and has concluded that the provision of such non-audit services was compatible with maintaining Ernst & Young’ independence and that such independence has not been impaired.

The Audit Committee approved 100% of all audit, audit related, tax and other services provided by Ernst & Young LLP in 2007 and 2006. The Audit Committee has concluded that the provision of the audit related services is compatible with maintaining Ernst & Young LLP’s independence. The total fees paid to Ernst & Young LLP for the last two fiscal years are as follows:

	Year Ended December 31,
Service Category	2007	2006
Audit Fees (1)	$575,000	$1,255,161
Audit-Related Fees (2)	18,000	44,000
Tax Fees (3)	15,750	18,500

Total	$608,750	$1,317,661

(1)

Audit fees include fees for professional services for the audit of our financial statements included in our Annual Report on Form 10-K, for the review of our financial statements included in our Quarterly Reports on Form 10-Q, fees for review of registration statements, including fees for professional services for the audit and review of our financial statements included in our registration statement on Form S-1 for the initial public offering of our common stock, other fees in connection with our registration statements on Forms S-1, S-3 and S-8, issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation.

(2)	Audit-related fees include fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including fees for accounting and reporting consultations, fees for consultations related to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and subscription fees paid for on-line accounting research tool of Ernst & Young LLP, a service that includes accounting guidance and comprehensive authoritative accounting and regulatory literature.
(3)	Fees for tax services include fees for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to our Audit Committee charter, all audit and non-audit services to be performed by our independent auditors must be approved in advance by the Audit Committee or subsequently approved in those circumstances where a subsequent approval is necessary and permissible. The Audit Committee may also delegate to one or more of its members the authority to grant pre-approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next meeting, or in addition may establish detailed pre-approval policies and procedures regarding engagement of our independent auditors for particular audit and non-audit services pursuant to which management may operate in engaging with our independent auditors, provided that the Audit Committee is informed of each such service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the board of directors is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of Ernst & Young LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee’s written charter. Ernst & Young LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our company for such advice and assistance.

Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. Ernst & Young LLP is also responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed our audited financial statements for 2007 with management.

2. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380) and SEC rules.

3. Management has assessed the effectiveness of our internal control over financial reporting, and Ernst & Young LLP expressed its opinions on management’s assessment and the effectiveness of our internal control over financial reporting. Ernst & Young reported that we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007.

4. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with Ernst & Young LLP its independence.

5. Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee.

Lowell E. Sears, Chair

James I. Healy, M.D., Ph.D.

Frederick Ruegsegger

Camille D. Samuels

*	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities and Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE*

The Compensation Committee of our board of directors, which is comprised solely of non-employee, independent directors, administers our executive compensation programs. The Compensation Committee establishes and reviews general policies relating to compensation of our Chief Executive Officer and our other executive officers and is responsible for reviewing and recommending to our board of directors the specific compensation of our Chief Executive Officer and for reviewing and determining the compensation of all of our other executive officers. In addition, the Compensation Committee may, from time to time, hire one or more compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies. Our executive compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance and stockholder returns.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our board of directors, and our board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Daniel M. Bradbury, Chair

Michael G. Raab

Judith A. Hemberger, Ph.D.

*	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities and Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

One of the primary goals of the compensation committee of our board of directors with respect to executive compensation, including compensation paid to our named executive officers, or NEOs, is to attract and retain the most talented and dedicated executives possible. The compensation committee also designs the compensation programs to encourage high performance, promote accountability and assure that the interests of the NEOs are aligned with the performance of the company and the interest of the company’s stockholders. Consistent with our compensation committee’s objective, we compensate our NEOs through a mix of base salary, incentive cash bonuses as a percentage of base salary, and equity compensation in the form of stock options and restricted stock units, with the overall compensation packages designed to be structured to ensure that a significant portion of potential compensation will be directly related to the performance of our stock and to other strategic and financial factors that directly and indirectly influence stockholder value. Our overall compensation packages are structured to be competitive with those offered by comparable employers of similar size and stage of development operating in the biotechnology industry, which companies are considered to be our comparator market or peer group. Our compensation programs include annual awards tied to key corporate goals such as development progress of our product candidates, as measured by metrics such as clinical trial initiations, enrollment and completions, as well as our financial and operational performance. Our compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among our peer group (discussed below) and the role and responsibilities of the individual executive.

Determination of Compensation

Our compensation committee is vested with the primary authority to approve the compensation provided to our executive officers, including our NEOs. The compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, except for its responsibility to review and approve the compensation, employment and severance arrangements of all officers and to establish and review our policies concerning perquisite benefits. To assist in the determination of 2007 compensation, the compensation committee engaged in 2006 the services of an independent, third-party compensation consulting firm, Aon Radford, to advise the committee on the appropriate mix of base salary, bonus and equity compensation ranges and total direct compensation to pay an executive if performance goals are fully met. The engagement of Aon Radford included a review of market data from salary surveys and peer proxy data for positions comparable to our executive positions, analyzing the compensation paid by our comparator companies in 2006 and providing recommendations on 2007 compensation for our executive officers based on the results of the analysis. We also engaged Aon Radford to provide consulting services in connection with the update of our non-employee director compensation program.

Our compensation committee approves those aspects of each compensation program that apply to our NEOs. Within each program, our NEOs do not participate in setting the specific reward levels that apply to their own positions. To aid our compensation committee in making its determination, our chief executive officer and vice president of human resources provide recommendations periodically during the year to our compensation committee regarding the compensation of all executive officers, excluding themselves. Our compensation committee reviews and makes recommendations relating to the compensation and benefits of our employees, including our NEOs. Our compensation committee reviews corporate goals and objectives set by our board relevant to compensation of our chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives, and sets the compensation of the chief executive officer based on such evaluations. The compensation committee also reviews and approves the compensation of our NEOs and reviews and approves criteria for granting stock options, restricted stock units and other awards under our 2006 Incentive Award Plan. At least annually, our compensation committee reviews and evaluates the performance of our NEOs with respect to the progress made during the evaluation period toward full achievement of key corporate goals, and also evaluates the objectives of our incentive compensation plans.

Compensation Benchmarking and Peer Group

Our compensation committee, working with their advisor and management, has defined a specific philosophy and market reference group, or peer group, to assist us and our compensation committee in designing our compensation programs to ensure that compensation opportunities for our NEOs are competitive with the compensation practices of companies in our peer group. In determining the appropriate peer group, our compensation committee considers the industry (primarily, biotechnology companies); market capitalization; geographic location (primarily, companies in the Northern California region), the complexity of the business as measured by product stage and size. We reviewed market data from salary surveys for positions comparable to our executive positions. Our peer group for 2007 was primarily based on a Radford Biotechnology Survey and consisted of 22 companies. The Radford Biotechnology Survey was utilized by us to assess data on biotechnology companies of similar size and of comparable product development stage, with which we compete in recruiting employees. The peer group is comprised of the following companies: Adventrx Pharmaceuticals; Allos Therapeutics; ARIAD Pharmaceuticals; Cell Genesys; Cell Therapeutics; Cytokinetics; Dendreon; Favrille; Genitope; Genta; Geron; GTx; Hana Biosciences; Keryx Biopharmaceuticals; Micromet; Pharmacyclics; Rigel Pharmaceuticals; Seattle Genetics; Spectrum Pharmaceuticals; SuperGen; Telik; and Threshold Pharmaceuticals.

Market benchmarking is then performed using publicly available data and proprietary surveys from Aon Radford. Given our location in the San Francisco Bay Area and the competitive pressure for talent in this biotechnology center, the practices of larger biotechnology competitors may be considered when recruiting more experienced talent at all of our levels.

Across all compensation and benefits elements, we reviewed information from a group of comparator companies to set our NEOs’ compensation and benefits to be competitive with that of NEOs in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives.

Components of Executive Compensation

As discussed above, our compensation for executive management consists of

•	base salary;

•	annual incentive cash bonuses; and

•	equity awards, in the form of stock options and restricted stock units

Base Salaries. We provide our executive management with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, experience and accomplishments and the scope of their responsibilities as compared to the responsibilities of executive management in other companies of similar size and stage of development. Generally, we believe that our executive base salaries should be targeted to the midpoint of the 75th percentile of the range of salaries for executives in similar positions with similar responsibilities at comparable peer group companies, with use of a salary range of 80% to 120% of the midpoint base salary amount to recognize and reflect differences in the individual responsibilities, performance and experience levels of our NEOs. A similar approach is used to determine salaries for all of our employees. The base salary for each executive officer was evaluated as an individual element when compared to our comparator market and peer group companies. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. For 2007, base salary increases for our NEOs ranged from 4.0% to 8.1%, based primarily on information provided by the Aon Radford surveys.

Incentive Cash Bonuses. For our NEOs, we design incentive cash bonuses to reward company-wide performance by tying awards primarily to corporate level goals, although some of our NEOs may be evaluated against a mix of corporate goals and individual performance objectives. Our corporate goals and performance objectives are established and approved by our compensation committee and our board of directors at the beginning of each annual period, and relate to our business development, clinical development, financial and organizational activities. Each corporate goal is assigned a value, or weighting, that total 100% of the target bonus opportunity. Incentive cash bonuses are awarded at prorated levels if a portion of a corporate goal is achieved during the annual period. All employees, including our NEOs, are eligible to receive an annual incentive cash bonus. Our annual incentive bonus is paid in cash, ordinarily in a single installment in the first quarter following completion of the given fiscal year.

Our compensation committee established for each executive management member an annual target bonus in an amount equal to a specified percentage of the executive’s base salary, as follows assuming that our company would achieve 100% of our corporate goals and, as applicable, that each executive management member would achieve an individual performance rating of 100%:

Position	Target (% Salary)	Corporate Performance (% of Target Bonus)	Individual Performance (% of Target Bonus)
CEO	50%	100%	0%
Executive Vice President and Chief Medical Officer	35%	80%	20%
Chief Commercialization Officer	30%	80%	20%
Vice President and Chief Financial Officer	30%	80%	20%

The bonus opportunities (as a percentage of base salary), which were evaluated as an individual element when compared to competitive practices, were determined with reference to data from the Aon Radford survey and a comparison to our peer group. The bonus awarded to our chief executive officer was based entirely on corporate performance, and the bonus for each of our other NEOs was based on corporate performance as well as individual performance. Our 2007 corporate performance goals included goals related to completing patient enrollment in our Ascent II Phase 3 clinical trial by year end, entering into a collaboration agreement related to the development and commercialization of our potential product, Asentar™, expanding Asentar™ clinical development, advancing the clinical development of AQ4N, increasing stockholder value by more than 25% from the year end 2006 level over the Tier II BioCentury Index, and reducing our employee turnover rate by more than 33% over the 2006 level. Individual performance objectives related to the functional areas of responsibility of each of the NEOs, other than our chief executive officer. For 2007, our compensation committee determined that our company had achieved 77.5% of its corporate goals, which corporate performance metric was used to determine the bonuses for each member of our executive management. The compensation committee also determined that each of the NEOs achieved 100% of his individual performance objectives.

Equity Awards. We grant equity compensation awards to align management and stockholder interests, to promote an ownership culture and, by an initial round of equity awards to newly recruited executives, to provide them with a stake in our success from the commencement of their employment. The number of equity awards granted to each participant is based primarily on award values targeted to the midpoint of the 75th percentile for executives in the compensation peer group as discussed above, with consideration of the number of equity awards outstanding for each NEO, prior to and following the grant under consideration

Historically, due to our early stage of development, the equity compensation that we awarded to our employees, including NEOs, consisted of “incentive stock options” within the meaning of the Internal Revenue Code, referred to herein as the “Code,” and non-qualified stock options. We selected this form of equity awards, because stock options provide a relatively straight-forward long-term incentive for our executives, provide a competitive form of equity awards because they are awarded to employees of other companies in our industry, result in less immediate dilution of existing stockholders’ interest, and prior to our adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, resulted in less compensation expense for us relative to other types of equity awards.

In addition to stock options, our 2006 Incentive Award Plan, or stock plan, authorizes us to grant other forms of equity awards based on our common stock. Our compensation committee is the administrator of the stock plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee also has the authority to make an annual equity award grant. The compensation committee reviews and approves stock options, restricted stock units and other equity awards to executive management based upon a review of competitive compensation data, its assessment of individual performance in the context of progress toward achieving corporate goals, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees, with consideration of the recommendations of our chief executive officer. Generally, stock options that have been granted to date to our employees, including our NEOs, have an exercise price equal to the closing sales of price of our common stock on the date of grant, typically vest over a four-year period, based upon continued employment, and generally expire ten years after the date of grant, or shorter period as established by our compensation committee.

Prior to 2007, stock options were the only form of equity awards that were provided to our NEOs. In 2007, the compensation committee granted restricted stock units under the stock plan to our NEOs. The compensation committee granted the restricted stock units to provide an additional retention tool and further incentive to achieve our business objectives. The restricted stock units granted in 2007 will generally vest over a period of 3 years from the vesting commencement date in three annual installments, subject to continued employment or service. For certain restricted stock unit awards granted to NEOs other than Mr. Walker, approximately one-third of the shares are subject to acceleration upon the effective date of a collaboration agreement with respect to our Asentar™ potential product.

Signing Bonus. Where appropriate, in order to recruit and hire valued employees in a highly competitive market, we have paid signing bonuses to select employees, including our NEOs. In September 2007, we paid Mr. Walker a signing bonus of $150,000 upon his transition from serving as our interim Chief Executive Officer on a part-time basis to serving as our Chief Executive Officer on a full-time basis.

Other Compensation.

Our NEOs are eligible for the following benefits on the same basis as all of our other employees.

Employee Medical and Welfare Benefit Plans. All of our eligible employees, including our NEOs are entitled to the following employee medical and welfare benefit plans: medical, dental and vision care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and long-term and short-term disability insurance; employee assistance programs (confidential counseling), travel assistance program; benefit advocacy counseling; and paid time off, including vacation and sick leave and paid holidays. In 2007, we paid $264 for the benefit of each NEO per full year representing the premium for term life insurance, and a prorated amount of such cost for each NEO who was not covered for the full year.

401(k) Plan. We maintain a 401(k) Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code. The 401(k) plan provides for discretionary matching contributions in the form of shares of common stock. For the plan year ending December 31, 2007, our board approved a 50% matching contribution on pretax deferrals made by each participant, including our NEOs, subject to certain limitations.

We do not make available to our employees or NEOs non-qualified retirement plans or other pension benefits.

Relocation costs. Where appropriate, in order to recruit valued employees from a geographical area outside of our business residence in the San Francisco Bay Area, we have paid for relocation costs for select employees, including executive officers. No relocation costs were paid to our NEOs in 2007.

Severance and Change in Control Arrangements

We have entered into executive severance benefits agreements with each of our current executive officers, as well as an amended and restated letter agreement with Mr. Walker, collectively referred to as the “severance agreements.” The executive agreements provide for certain severance benefits and supersede all prior agreements related to severance benefits. We believe that severance agreements are common within our industry among our comparator market and other peer group companies. The severance benefits are intended to supplement the other elements of compensation, and as a result, do not affect our determination of base salary, bonus and equity awards.

The severance agreements provide for severance payments and benefits in the event we terminate the executive officer’s employment without cause or if the executive resigns for good reason. The severance benefits are enhanced if the termination occurs within a specified period preceding or following a change of control. In addition, the executives are entitled to acceleration of vesting of a portion of their stock options and other equity awards upon the occurrence of a change of control.

The severance payments and benefits that are payable under the severance agreements are described below under the section entitled, “Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

We account for stock-based awards to our employees under the rules of SFAS No. 123R, Share-Based Payment, which requires us to record the compensation expense over the service period of the award. Because of the required expensing of stock-based awards and the impact of dilution on our stockholders, we pay close attention to the number and value of the shares underlying stock awards which we grant.

We structure our annual cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct as a business expense in any year with respect to certain NEOs unless, among other things, such compensation is performance-based or has been approved by stockholders. The non-performance-based compensation paid to our executive officers for the 2007 fiscal year did not exceed the $1 million limit per officer. Our equity plans are structured so that any compensation deemed paid to an executive officer in connection with the exercise of options granted thereunder with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, and thus will not be subject to the $1 million limitation. We currently intend that all cash compensation paid will be tax deductible for us, although we may from time to time pay compensation to our executive officers that may not be deductible if there are non-tax reasons for doing so.

Stock Ownership Guidelines

We do not have any stock ownership guidelines, including ownership goals or holding requirements, and we do not currently have any policy on recovering awards or payments, although we do have an insider trading policy that establishes certain restrictions on trading windows.

Certain named executive officers established pre-arranged personal stock trading plans with a brokerage firm in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and our insider trading policy. This type of plan enables an executive to sell shares through a broker without direct involvement in the sales such that the sales are not limited by the executive’s access to material non-public information. Consistent with Rule 10b5-1, our insider trading policy permits executives to implement Rule 10b5-1 stock trading plans provided that, among other things, they are not in possession of any material nonpublic information at the time that they adopt such plans. Dr. Curd, our former president and chief medical officer, adopted a plan in April 2007 and in July 2007 to sell up to 50,000 shares of our stock under each plan, Mr. Albini adopted a plan in June 2007 and in September 2007 to sell up to 50,000 shares and 20,000 shares, respectively, of our stock, and Mr. Singh adopted a plan in June 2007, which was cancelled prior to adoption of a plan in September 2007 to sell up to 25,000 shares of our stock. All of these plans have a limited duration, and those that have not been completed or canceled in 2007 will expire in 2008. We filed reports on Form 8-K describing each of such plans during 2007.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2007 and December 31, 2006, information regarding compensation earned by each of our named executive officers. The named executive officers consist of our principal executive officer, principal financial officer, both of the next most highly compensated executive officers who were serving in such capacities as of December 31, 2007 and a former executive officer, as required under SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
John P. Walker	2007	$319,391	(5)	$—	$130,029		$1,313,043	$193,750	$204,264	(6)	$2,160,477
Chief Executive Officer and Chairman	2006	$20,833	(5)	$—	$—		$117,409	$—	$44,000		$182,542

Edward Schnipper	2007	$35,897	(7)	$—	$—		$18,005	$20,000	$22	(8)	$73,925
Exec. VP and Chief Medical Officer	2006	$—		$—	$—		$—	$—	$—		$—

John G. Curd, M.D.	2007	$262,292	(9)	$—	$279,394	(10)	$125,993	$—	$220	(8)	$667,899
Former President and Chief Medical Officer	2006	$311,896		$—	$—		$54,735	$71,000	$10,264		$447,895

Edward C. Albini	2007	$270,000		$—	$139,697	(11)	$90,570	$70,000	$7,764	(8)	$578,031
Vice President and Chief Financial Officer	2006	$254,800		$—	$—		$36,610	$41,500	$6,916		$339,826

Amar Singh	2007	$303,000		$—	$279,394	(12)	$297,669	$74,500	$8,014	(8)	$962,577
Chief Commercialization Officer	2006	$245,210		$—	$—		$151,434	$48,000	$79,174		$523,819

(1)	Our cash bonuses are paid under an incentive plan and therefore, are reported in the column “Non-Equity Incentive Plan Compensation.”
(2)	These amounts reflect expense recognized by us in 2007 for a portion of the current year restricted stock unit awards to our executives. Reference is made to Note 7 “Convertible Preferred Stock and Stockholders’ Equity –Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 17, 2008, which identifies assumptions made in the valuation of restricted stock unit awards in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. Our stock-based compensation expense recognized under SFAS No. 123R reflects an estimated forfeiture rate of approximately 12.6% in 2007. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.
(3)

These amounts reflect expense recognized by us in 2007 and 2006 for a portion of the current and prior year option awards to our executives. Reference is made to Note 7 “Convertible Preferred Stock and Stockholders’ Equity – Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 17, 2008, which identifies assumptions made in the valuation of option awards granted prior and after January 1, 2006 in accordance with the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, respectively. Our stock-based compensation expense recognized under SFAS No. 123R reflects an estimated forfeiture rate of approximately 12.6% in 2007 and

4.7% in 2006. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.
(4)	Represents 2007 and 2006 annual incentive cash bonuses that were approved for payment by our Compensation Committee and paid in February 2008 and February 2007, respectively. For description of the non-equity incentive plan see discussion under “Incentive Cash Bonuses” above.
(5)	Mr. Walker joined the Company as interim chief executive officer on December 18, 2006. Mr. Walker’s annual salary in 2007 and 2006 was $500,000 for full-time employment; however, he worked at 50% of full-time capacity until September 18, 2007. He was elected as chief executive officer working full-time effective September 19, 2007.
(6)	Represents sum of Mr. Walker’s one-time sign-on bonus of $150,000 upon election as chief executive officer effective September 19, 2007, term life insurance premium of $264, and $54,000 compensation for his services as chairperson of the Board prior to his election as chief executive officer.
(7)	Dr. Schnipper joined the company as executive vice president and chief medical officer effective November 26, 2007 with an annual salary of $350,000.
(8)	Includes $7,500 for Mr. Albini and $7,750 for Mr. Singh in matching contributions made by the Company under our 401(k) Plan and term life insurance premium of $264 for Mr. Albini and Mr. Singh, $220 for Dr. Curd and $22 for Dr. Schnipper.
(9)	Dr. Curd left the Company effective October 19, 2007.
(10)

Dr. Curd’s performance-based restricted stock unit award of 20,000 shares valued at $169,400 vested in June 2007 upon the effective date of the collaboration agreement with respect to our Asentar™ product, but was not issued until January 2008.

(11)

Mr. Albini’s performance-based restricted stock unit award of 10,000 shares valued at $84,700 vested in June 2007 upon the effective date of the collaboration agreement with respect to our Asentar™ product, but was not issued until January 2008.

(12)

Mr. Singh’s performance based restricted stock unit award of 20,000 shares valued at $169,400 vested in June 2007 upon the effective date of the collaboration agreement with respect to our Asentar™ product, but was not issued until January 2008.

Grants of Plan Based-Awards

The table below sets forth information regarding grants of plan-based awards during 2007 to our named executive officers. The non-equity incentive plan-based awards identified below are the target amounts under the 2006 Incentive Award Plan that could have been earned in 2007. Actual amounts awarded in 2007 are included in the Summary Compensation Table above. For additional information regarding plan-based awards granted to our named executive officers, see the section titled “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts for Non-Equity Incentive Awards as of 12/31/07 and payable in 2008			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Walker	1/17/07	$1,938	$193,750	$193,750	—	—	—	—		25,000	(2)	$5.90	$101,763
Chief Executive Officer and Chairman	9/19/07				—	—	—	—		531,250	(3)	$7.90	$2,845,694
	5/9/07				—	—	—	30,000	(4)	—		$—	$254,100
	9/19/07				—	—	—	100,000	(3)	—		$—	$790,000

Edward Schnipper	11/26/07	$200	$20,000	$20,000	—	—	—	—		400,000		$2.81	$751,600
Exec. VP and Chief Medical Officer

John G. Curd, M.D.	1/17/07	$—	$—	$—	—	—	—	—		100,000		$5.90	$407,050
Former President and Chief Medical Officer	5/9/07				—	—	—	60,000		—		$—	$508,200

Edward C. Albini	1/17/07	$700	$70,000	$70,000	—	—	—	—		50,000		$5.90	$203,525
Vice President and Chief Financial Officer	12/12/07				—	—	—	—		200,000		$3.03	$406,420
	5/9/07				—	—	—	40,000		—		$—	$338,800

Amar Singh	1/17/07	$745	$74,500	$74,500	—	—	—	—		60,000		$5.90	$244,230
Chief Commercialization Officer	12/12/07				—	—	—	—		200,000		$3.03	$406,420
	5/9/07				—	—	—	60,000		—		$—	$508,200

(1)	The exercise price of all options granted during 2007 is equal to the closing sales price of our common stock on the date prior to grant based on the formulation we have used under the 2006 Incentive Award Plan since the adoption of the plan.
(2)	Mr. Walker was granted options to purchase 25,000 shares of our common stock as compensation for his services as a board member.
(3)	Mr. Walker was granted options to purchase 531,250 shares of our common stock and 100,000 restricted stock units upon his election as chief executive officer on September 19, 2007. In order to ensure that we have sufficient shares available for grant under our equity plans, Mr. Walker voluntarily rescinded this option grant in November 2007. There was no promise or assurance by the company that he would be given any future compensation or additional equity compensation awards related to such rescission.
(4)	Mr. Walker was granted 30,000 restricted stock units as compensation for his services as interim chief executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held as of December 31, 2007, by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards						Restricted Stock Unit Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
John P. Walker	212,499		37,501	(2)	$6.17	12/18/16
Chief Executive Officer and Chairman	50,000		—		$6.21	9/13/16
	20,833		29,167	(3)	$6.50	5/9/16
	22,916		2,084	(4)	$5.90	1/17/17
							30,000	(5)	$254,100
							100,000	(6)	$790,000

Edward Schnipper	—		400,000	(7)	$2.81	11/26/17
Exec. VP and Chief Medical Officer

John G. Curd, M.D.	48,286		—	(8)	$0.53	2/4/12
Former President and Chief Medical Officer	40,428		—	(8)	$1.05	5/1/13
	42,416		—	(8)	$1.30	3/3/14
	22,321		—	(8)	$1.93	9/14/15
	177		—	(8)	$6.50	5/9/16
	18,749		—	(8)	$5.90	1/17/17
									(9)		(9)

Edward C. Albini	80,000	(10)	—		$1.30	3/3/14
Vice President and Chief Financial Officer	28,570	(11)	—		$1.93	9/14/15
	197		303	(12)	$6.50	5/9/16
	11,458		38,542	(13)	$5.90	1/17/17
	—		200,000	(14)	$3.03	12/12/17
							30,000	(15)	$254,100	(16)	(16)

Amar Singh	87,801		109,599	(17)	$6.50	5/9/16
Chief Commercialization Officer	13,749		46,251	(18)	$5.90	1/17/17
	—		200,000	(19)	$3.03	12/12/17
							40,000	(20)	$338,800	(21)	(21)

(1)	The market value of shares or units of stock is determined based upon the closing sales price of our common stock on the date prior to grant based on the formulation we have used under the 2006 Incentive Award Plan since the adoption of the plan.
(2)	37,501 shares subject to unvested options vest in equal monthly installments on the 18th day of each month from January 2008 through December 2010.
(3)	29,167 shares subject to options vest in equal monthly installments on the 5th day of each month from January 2008 through May 2010.
(4)	2,084 shares subject to options vest on January 17, 2008.
(5)	30,000 shares subject to restricted stock unit awards vest in three equal annual installments from May 8, 2008 through May 8, 2010.
(6)	100,000 shares subject to restricted stock unit awards vest in three equal annual installments from September 19, 2008 through September 19, 2010.

(7)	100,000 shares subject to unvested options, or 25% of the equity award, vest on November 26, 2008, with the remaining 300,000 options, or 75% of the equity reward, vesting in equal monthly installments on the 26th day of each month from December 2008 through November 2011.
(8)	Dr. Curd left the Company effective October 19, 2007. His options are no longer eligible for vesting.
(9)	Dr. Curd’s performance based restricted stock unit award of 20,000 shares valued at $169,400 vested in June 2007 upon the effective date of the collaboration agreement with respect to our Asentar™ potential product, but was not issued until January 2008.
(10)	4,168 shares subject to unvested options vest in equal monthly installments on the last day of each month from January 2008 through February 2008.
(11)	12,500 shares subject to unvested options vest in equal monthly installments on the 14th day of each month from January 2008 through September 2009.
(12)	303 shares subject to unvested options vest in equal monthly installments on the 9th day of each month from January 2008 through May 2010.
(13)	38,542 shares subject to unvested options vest in equal monthly installments on the 17th day of each month from January 2008 through January 2011.
(14)	50,000 shares subject to unvested options vest in equal monthly installments on the 12th day of each month from January 2008 through December 2011.
(15)	30,000 shares subject to restricted stock unit awards vest as 13,333 shares on May 8, 2008, 13,333 shares on May 8, 2009 and the remaining 3,334 shares on May 8, 2010.
(16)	Mr. Albini’s performance based restricted stock unit award of 10,000 shares valued at $84,700 vested in June 2007 upon the effective date of the collaboration agreement with respect to our Asentar™ potential product, but was not issued until January 2008.
(17)	109,599 shares subject to unvested options vest in equal monthly installments on the 9th day of each month from January 2008 through May 2010.
(18)	46,251 shares subject to unvested options vest in equal monthly installments on the 17th day of each month from January 2008 through January 2011.
(19)	50,000 shares subject to unvested options vest in equal monthly installments on the 12th day of each month from January 2009 through December 2011.
(20)	40,000 shares subject to restricted stock unit awards vest in two equal annual installments on May 8, 2008 and May 8, 2009.
(21)	Mr. Singh’s performance based restricted stock unit award of 20,000 shares valued at $169,400 vested in June 2007 upon the effective date of the collaboration agreement with respect to our Asentar™ potential product, but was not issued until January 2008.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Officers during fiscal 2007.

Option Exercises and Stock Vested

Name		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (EP-FMV) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
John P. Walker Chief Executive Officer and Chairman	2007	—	$—	—		$—

Edward Schnipper Exec. VP and Chief Medical Officer	2007	—	$—	—		$—

John G. Curd, M.D. Former President and Chief Medical Officer	2007	245,000	$893,131	20,000	(3)	$184,800

Edward C. Albini Vice President and Chief Financial Officer	2007	20,000	$139,396	10,000	(4)	$92,400

Amar Singh Chief Commercialization Officer	2007	3,100	$21,266	20,000	(5)	$184,800

(1)	The value is the excess of the market value of our Common Stock price on the exercise date over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested on such date.
(3)

20,000 shares subject to Dr. Curd’s restricted stock unit award vested in June 2007 upon the effective date of a collaboration agreement with respect to our Asentar™ potential product, but were not issued until January 2008.

(4)

10,000 shares subject to Mr. Albini’s restricted stock unit award vested in June 2007 upon the effective date of a collaboration agreement with respect to our Asentar™ potential product, but were not issued until January 2008.

(5)

20,000 shares subject to Mr. Singh’s restricted stock unit award vested in June 2007 upon the effective date of a collaboration agreement with respect to our Asentar™ potential product, but were not issued until January 2008.

Severance Agreements with Named Executive Officers

Acceleration of Vesting on Change of Control. Upon a change of control of our company, the severance agreements for Dr. Schnipper, Mr. Singh and Mr. Albini provide that 50% of the unvested shares subject to the stock award will become fully vested and exercisable immediately prior to the change of control, and Mr. Walker is entitled to this same amount of acceleration of vesting pursuant to the terms of our 2006 equity Incentive Award Plan and his equity award agreements. Mr. Albini’s severance agreement provides that with respect to stock awards granted prior to the effective date of his severance agreement, the acceleration of vesting will be 50% of the total number of shares subject to the stock award, or such lesser amount necessary to cause the award to become fully vested.

Termination in Connection with a Change of Control. Under the severance agreements, if the executive’s employment with our company is terminated without cause or the executive is constructively terminated during the period commencing 180 days immediately preceding a change of control of our company (for Mr. Walker, the period commences on the date of the change of control of our company) and ending 12 months following a change of control of our company, the executive is entitled to receive the following severance benefits subject to the terms of the agreement:

•

A lump sum payment equal to twelve months of the executive’s base salary at the time of termination (the agreements for Mr. Albini and Mr. Singh were amended in 2007 to increase this component of the severance payment from six months of base salary to twelve months of base salary to conform to the terms of the severance agreements of the other NEOs);

•

A lump sum payment equal to the sum of (1) any earned but unpaid bonus from the fiscal year preceding the year of termination, (2) a prorated portion of the executive’s bonus for the year in which the termination occurs based on the period of service completed by the executive through the date of termination, and (3) an amount equal to 50% of the executive’s then target bonus for the bonus plan year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such year had been obtained ; and

•

100% of the executive’s stock awards will become fully vested and immediately exercisable. Mr. Walker will have a 12 month post-termination exercise period during which he can exercise his outstanding options following his termination date.

Termination Not in Connection with a Change of Control. If the executive’s employment with our company is terminated without cause or the executive is constructively terminated other than during the period commencing 180 days immediately preceding a change of control of our company (for Mr. Walker, the period commences on the date of the change of control of our company) and ending 12 months following a change of control of our company, the executive is entitled to receive the following severance benefits subject to the terms of the agreement:

•

twelve months of base salary at the rate in effect at the time of termination for Mr. Walker and Dr. Schnipper, and six months of base salary at the rate in effect at the time of termination for Mr. Albini and Mr. Singh; payment will be made in monthly installments over the six months following termination (over the 12 months following termination for Dr. Schnipper);

•

an amount equal to the sum of (1) any earned but unpaid bonus from the fiscal year preceding the year of termination, (2) a prorated portion of the executive’s bonus for the year in which the termination occurs based on the period of service completed by the executive through the date of termination, and (3) an amount equal to 50% of the executive’s then target bonus for the bonus plan year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such year had been obtained, with the amounts in (1) and (2) paid in a lump sum and the amount in (3) payable in monthly installments over the six months following the termination of the executive’s employment; and

•

the vesting and exercisability of Mr. Singh’s and Mr. Albini’s then-outstanding stock awards will be accelerated on the date of termination as to the number of shares subject to the stock awards that would vest over the 12-month period following the date of termination had the executive remained continuously employed by our company during such period. Mr. Walker is only entitled to this acceleration of vesting with respect to his equity awards other than stock options, although with respect to his options that were already vested as of his termination date, he will have a 12 month post-termination exercise period during which he can exercise such options.

Definition of Change of Control. Under the severance agreements, a “change of control” includes, subject to certain exceptions:

•	the direct or indirect acquisition, by any person or group of beneficial ownership of fifty percent (50%) or more of the Company’s then outstanding voting securities;

•

if, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) whose election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

•

a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); and

•	a liquidation or dissolution of the Company.

Release Required. An executive’s receipt of any severance benefits triggered by a termination of employment is subject to the executive’s execution and delivery of a release of claims in favor of our company. Each executive under the agreement will also be subject to non-solicitation provisions during the 12 months following termination and a confidentiality provision.

We believe that these enhanced severance benefits are appropriate in order to protect stockholders’ interest in the event of a change of control in order to assure management continuity. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.

Potential Payments Upon Termination or Change in Control

Based upon a hypothetical date of December 31, 2007, our named executive officers (other than Mr. Curd, who terminated his employment with us in October 2007) would have been entitled to the following payments and benefits in each of the following scenarios:

Potential Payments Upon Involuntary Termination (Not in Connection with a Change of Control)

Based upon a hypothetical termination date of December 31, 2007, and assuming the named executive officers were subject to an involuntary termination which was not in connection with a change of control, our named executive officers would have been entitled to the following payments and benefits:

Name and Principal Position	Continued Salary Payments ($) (1)	Non-Equity Incentive Plan Compensation Based on Service (Prorated Bonus) ($) (2)	Payment Based on Non-Equity Incentive Plan Compensation (50% of Target Bonus) ($) (3)	Acceleration of Option Award ($) (4)	Acceleration of Restricted Stock Unit Awards ($)		Total ($)
John P. Walker	$500,000	$193,750	$125,000	$—	$129,133	(5)	$947,883
Chief Executive Officer and Chairman

Edward C. Albini	$135,000	$70,000	$40,500	$14,558	$39,733	(5)	$299,792
Vice President and Chief Financial Officer

Amar Singh	$151,500	$74,500	$45,450	$—	$59,600	(5)	$331,050
Chief Commercialization Officer

Edward Schnipper	$350,000	$20,000	$61,250	$—	$—		$431,250
Executive Vice President and Chief Medical Officer

(1)	Represents payment of twelve months of the executive’s base salary at the time of termination for Mr. Walker and Dr. Schnipper. Represents payment of six months of the executive’s base salary at the time of termination for Mr. Albini and Mr. Singh. Payment will be made in monthly installments over the six months following termination (over the 12 months following termination for Dr. Schnipper).
(2)	Represents a lump sum payment equal to the amount of earned bonus for 2006 remaining unpaid as of 12/31/2007 ($0) and the prorated portion of the executive’s bonus for the year of termination based on the period of service completed by the executive through the date of termination.
(3)	Represents an amount equal to 50% of the executive’s target bonus for the year during which the termination occurs, based on deemed achievement of the performance objectives for such year. Payment will be made in monthly installments over the six months following termination.
(4)	This value is based on the excess, if any, of $2.98, which was the closing price of our common stock on December 31, 2007, over the option exercise price with respect to options held by each named executive officer that they would have be entitled to vest in during the 12-month period following the termination date as of a hypothetical termination date of December 31, 2007, which was 73,936 shares for Mr. Albini and 115,125 shares for Mr. Singh.
(5)	This value is based on $2.98, which was the closing price of our common stock on December 31, 2007, with respect to unvested restricted stock units held by each named executive officer that they would have be entitled to vest in during the 12-month period following the termination date as of a hypothetical termination date of December 31, 2007, which was 43,333 shares for Mr. Walker, 13,333 shares for Mr. Albini and 20,000 shares for Mr. Singh.

Potential Payments Upon Involuntary Termination In Connection with a Change in Control

Based upon a hypothetical termination date of December 31, 2007, and assuming the named executive officers were subject to an involuntary termination within a change of control benefits period, our named executive officers would have been entitled to the following payments and benefits:

Name and Principal Position	Lump Sum Payment Based on Salary ($) (1)	Non-Equity Incentive Plan Compensation Based on Service (Prorated Bonus) ($) (2)	Lump Sum Payment Based on Non-Equity Incentive Plan Compensation (50% of Target Bonus) ($) (3)	Acceleration of Option Award ($) (4)	Acceleration of Restricted Stock Unit Awards ($) (5)	Total ($)
John P. Walker	$500,000	$193,750	$125,000	$—	$387,400	$1,206,150
Chief Executive Officer and Chairman

Edward C. Albini	$270,000	$70,000	$40,500	$20,211	$89,400	$490,111
Vice President and Chief Financial Officer
Amar Singh	$303,000	$74,500	$45,450	$—	$119,200	$542,150
Chief Commercialization Officer
Edward Schnipper	$350,000	$20,000	$61,250	$68,000	$—	$499,250
Executive Vice President and Chief Medical Officer

(1)	Represents a lump sum payment equal to twelve months of the executive’s base salary at the time of termination.
(2)	Represents a lump sum payment equal to the earned bonus for 2006 remaining unpaid as of 12/31/2007 ($0) and the prorated portion of the executive’s bonus for the year of termination based on the period of service completed by the executive through the date of termination.
(3)	Represents an amount equal to 50% of the executive’s target bonus for the year during which the termination occurs, based on deemed achievement of the performance objectives for such year.
(4)	This value is based on the excess, if any, of $2.98, which was the closing price of our common stock on December 31, 2007, over the option exercise price with respect to all unvested options as of a hypothetical termination date of December 31, 2007, which was 68,752 shares for Mr. Walker, 255,513 shares for Mr. Albini, 355,850 shares for Mr. Singh, and 400,000 shares for Dr. Schnipper.
(5)	This value is based on $2.98, which was the closing price of our common stock on December 31, 2007, with respect to all of unvested restricted stock units held by each named executive officer other as of a hypothetical termination date of December 31, 2007, which was 130,000 shares for Mr. Walker, 30,000 shares for Mr. Albini and 40,000 shares for Mr. Singh.

Potential Payments Upon a Change in Control

Based upon a hypothetical change of control date of December 31, 2007, and assuming the named executive officers were not subject to an involuntary termination, our named executive officers would have been entitled to the following payments and benefits:

Name and Principal Position	Lump Sum Payment Based on Salary ($)	Non-Equity Incentive Plan Compensation Based on Service ($)		Lump Sum Payment Based on Non-Equity Incentive Plan Compensation ($)	Acceleration of Option Award ($)		Acceleration of Restricted Stock Unit Awards ($) (5)	Total ($)
John P. Walker	$—		$—	$—	$—	(1)	$193,700	$193,700
Chief Executive Officer and Chairman

Edward C. Albini	$—	$		$—	$20,211	(2)	$44,700	$64,911
Vice President and Chief Financial Officer

Amar Singh	$—		$—	$—	$—	(3)	$59,600	$59,600
Chief Commercialization Officer

Edward Schnipper	$—		$—	$—	$34,000	(4)	$—	$34,000
Executive Vice President and Chief Medical Officer

(1)	This value is based on the excess, if any, of $2.98, which was the closing price of our common stock on December 31, 2007, over the option exercise price with respect to 50% of unvested options held by Mr. Walker as of a hypothetical change of control date of December 31, 2007, which was 34,376 shares.
(2)	This value is based on the excess, if any, of $2.98, which was the closing price of our common stock on December 31, 2007, over the option exercise price with respect to all unvested options issued prior to April 14, 2006 and 50% of unvested options issued after April 14, 2006 held by Mr. Albini as of a hypothetical change of control date of December 31, 2007, which was 136,091 shares.
(3)	This value is based on the excess, if any, of $2.98, which was the closing price of our common stock on December 31, 2007, over the option exercise price with respect to 50% of unvested options held by Mr. Singh as of a hypothetical change of control date of December 31, 2007, which was 177,925 shares.
(4)	This value is based on the excess, if any, of $2.98, which was the closing price of our common stock on December 31, 2007, over the option exercise price with respect to 50% of unvested options held by Dr. Schnipper as of a hypothetical change of control date of December 31, 2007, which was 200,000 shares.
(5)	This value is based on $2.98, which was the closing price of our common stock on December 31, 2007, with respect to 50% of unvested restricted stock units held by each named executive officer other as of a hypothetical termination date of December 31, 2007, which was 65,000 shares for Mr. Walker, 15,000 shares for Mr. Albini and 20,000 shares for Mr. Singh.

Compensation Committee. Our compensation committee reviews and makes recommendations relating to the compensation and benefits of our executive management and employees. Our compensation committee reviews corporate goals and objectives set by our board relevant to compensation of our chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives, and sets the compensation of the chief executive officer based on such evaluations. The compensation committee also reviews and approves the compensation of our executive management and reviews and approves criteria for granting options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitor the results against the approved corporate goals and performance objectives.

The current members of our compensation committee members are Daniel M. Bradbury, Judith A. Hemberger, Ph.D., and Michael G. Raab. Mr. Bradbury serves as the compensation committee’s chairperson. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the Nasdaq Global Market and the Internal Revenue Service.

Indemnification of Officers and Directors. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our certificate of incorporation provides for indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Director Compensation

Our compensation committee amended our non-employee director compensation program in January 2007 to provide for cash compensation to our non-employee directors consisting of the following:

•	$30,000 per year for service as a board member;

•	$72,000 per year for service as executive chairperson of our board;

•	$15,000 per year for service as chairperson for the audit committee;

•	$10,000 per year for service as chairperson of the compensation committee;

•	$5,000 per year for service as chairperson of the nominating committee;

•	$8,000 per year for service as a member of the audit committee;

•	$6,000 per year for service as a member of the compensation committee; and

•	$3,000 per year for service as a member of the nominating committee.

Our compensation committee amended our non-employee director compensation program in January 2008 to provide for cash compensation to our non-employee directors consisting of the following:

•	$40,000 per year for service as a board member;

•	$60,000 per year for service as lead director of our board;

•	$15,000 per year for service as chairperson for the audit committee;

•	$10,000 per year for service as chairperson of the compensation committee;

•	$5,000 per year for service as chairperson of the nominating committee;

•	$8,000 per year for service as a member of the audit committee;

•	$6,000 per year for service as a member of the compensation committee; and

•	$3,000 per year for service as a member of the nominating committee.

We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings.

Pursuant to our Amended and Restated Independent Director Equity Compensation Policy, our non-employee directors are granted the following initial and annual, automatic, non-discretionary nonqualified stock options to purchase shares of our common stock:

•

Each new non-employee director receives an automatic grant for an option to purchase 50,000 shares of our common stock as of the date he or she first becomes a non-employee director. This option vests in equal monthly installments over four years.

•

A non-employee director who is first appointed chairman of our board receives an automatic grant of an option to purchase 50,000 shares. This option vests in equal monthly installments over four years. Effective January 1, 2008, our policy was amended to provide that a non-employee director who is first appointed “Lead Independent Director” will automatically be granted an option to purchase 30,000 shares, which will vest in equal monthly installments over four years.

•

On the date of the first regularly scheduled compensation committee of each year, each individual who continues to serve as a non-employee director on such date receives an automatic option grant to purchase 12,500 shares of our common stock. This option vests in equal monthly installments over 12 months following the date of grant. Effective January 1, 2008, the size of this annual option grant was increased to 20,000 shares.

•

On the date of the first regularly scheduled compensation committee of each year, each non-employee director serving as chairman of the board who continues to serve as chairman on such date receives an automatic option grant to purchase 25,000 shares of our common stock. This option vests in equal monthly installments over 12 months following the date of grant. Effective January 1, 2008, our policy was amended to provide that a director who continued to serve as a Lead Independent Director would receive an automatic option grant to purchase 30,000 shares our common stock.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options have a maximum term of 10 years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.

Our Amended and Restated Independent Director Equity Compensation Policy provides that the optionee will have a 12-month period following a cessation of board service in which to exercise any outstanding vested options, except in the case of a director’s retirement provided the director is has reached the age of 62, in which case the options will be exercisable for an 18-month period following the director’s retirement. Options granted to our non-employee directors pursuant to our Amended and Restated Independent Director Equity Compensation Policy and under our 2001 Stock Option Plan will fully vest and become immediately exercisable upon a change in control of our company. In addition, options held by any of our directors who retires while serving as a member of our board after reaching the age of 62 will fully vest and become immediately exercisable upon such director’s retirement under the terms of our Amended and Restated Independent Director Equity Compensation Policy.

Directors’ Compensation Table

The following table sets forth a summary of the compensation paid to each of our non-employee directors in 2007.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($) (2)		All Other Compensation ($)	Total ($)
James C. Blair, Ph.D.(3)	2007	$26,000	(4)	$—	$45,985	(5)	$—	$71,985
Daniel M. Bradbury	2007	$43,000	(6)	$—	$111,344	(7)	$—	$154,344
James I. Healy, M.D., Ph.D.	2007	$38,000	(8)	$—	$62,867	(5)	$—	$100,867
Judith A. Hemberger, Ph.D.(9)	2007	$—	(9)	$—	$1,321	(10)	$—	$1,321
Jay Moorin(11)	2007	$27,000	(12)	$—	$50,227	(5)	$—	$77,227
Michael G. Raab	2007	$36,000	(13)	$—	$62,867	(5)	$—	$98,867
Camille D. Samuels	2007	$43,000	(14)	$—	$62,867	(5)	$—	$105,867
Lowell E. Sears	2007	$45,000	(15)	$—	$62,867	(5)	$—	$107,867
Eckard Weber, M.D.	2007	$30,000	(16)	$—	$62,867	(5)	$—	$92,867

(1)	During 2007, each member of our board of directors earned the following compensation for board services, as applicable: $30,000 per year for service as a board member; $72,000 per year for service as executive chairperson of the board; $15,000 per year for service as chairperson for the audit committee, $10,000 per year for service as chairperson of the compensation committee, and $5,000 per year for service as chairperson of the nominating committee; and $8,000 per year for service as a member of the audit committee, $6,000 per year for service as a member of the compensation committee, and $3,000 per year for service as a member of the nominating committee.
(2)	These amounts reflect expense recognized by us in 2007 for a portion of the current and prior year option awards to our directors. Reference is made to Note 7 “Convertible Preferred Stock and Stockholders’ Equity—Stock-based Compensation” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 17, 2008, which identifies assumptions made in the valuation of option awards granted prior and after January 1, 2006 in accordance with the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, respectively. Our stock-based compensation expense recognized under SFAS No. 123R reflects an estimated forfeiture rate of approximately 12.6% in 2007. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures. As of December 31, 2007, each non-employee director had the following aggregate number of shares subject to his or her outstanding options: Dr. Blair, 19,791 shares; Mr. Bradbury, 55,000 shares; Dr. Healy, 9,375 shares; Dr. Hemberger, 50,000 shares; Mr. Moorin, 29,761 shares; Mr. Raab, 68,213 shares; Ms. Samuels, 68,213 shares; Mr. Sears, 73,928 shares; and Dr. Weber, 68,213 shares.
(3)	Dr. Blair resigned from the board effective as of September 4, 2007.
(4)	Dr. Blair’s compensation in 2007 includes $20,000 for service as a board member, $4,000 for service as a member of the compensation committee, and $2,000 for service as a member of the nominating committee. Related payments are made to Domain Associates, LLC.
(5)	Each board member received options to purchase 12,500 shares of our common stock with a grant date fair value of $50,881 at an exercise price of $5.90 per share which vest monthly over 12 months from the date of grant as compensation for his/her services as a board member in 2007, options to purchase 12,500 shares of our common stock at an exercise price of $6.50 per share as compensation for his/her services as a board member in 2006, and options to purchase 8,928 shares of our common stock at an exercise price of $5.25 per share as compensation for his/her services as a board member in 2005.
(6)	Mr. Bradbury’s compensation in 2007 includes $30,000 for service as a board member, $10,000 for service as chairperson of the compensation committee, and $3,000 for service as a member of the nominating committee.

(7)	Mr. Bradbury received options to purchase 12,500 shares and 30,000 shares with a grant date fair value of $50,881 and $60,963, respectively, of our common stock at an exercise price of $5.90 per share and $3.03 per share, respectively, as compensation for his services as a board member and as a lead board member, respectively, in 2007, options to purchase 12,500 shares of our common stock at an exercise price of $6.50 per share as compensation for his services as a board member in 2006, and options to purchase 35,714 shares of our common stock at an exercise price of $1.93 per share as compensation for his services as a board member in 2005.
(8)	Dr. Healy’s compensation in 2007 includes $30,000 for service as a board member and $8,000 for service as a member of the audit committee.
(9)	Dr. Hemberger was elected to the Board of Directors on December 12, 2007 and received no compensation in 2007.
(10)	When she was elected to the board in December 2007, Dr. Hemberger received options to purchase 50,000 shares of our common stock with a grant date fair value of $101,605 at an exercise price of $3.03 per share which vest monthly over 4 years as compensation for her services as a board member.
(11)	Mr. Moorin resigned from the board effective as of September 19, 2007
(12)	Mr. Moorin’s compensation in 2007 includes $22,500 for service as a board member and $4,500 for service as a member of the compensation committee. Related payments are made to ProQuest Investments.
(13)	Mr. Raab’s compensation in 2007 includes $30,000 for service as a board member and $6,000 for service as a member of the compensation committee. Related payments are made to NEA Development Corporation.
(14)	Ms. Samuels’ compensation in 2007 includes $30,000 for service as a board member, $8,000 for service as a member of the audit committee and $5,000 for service as the chairperson of the nominating committee. Related payments are made to Versant Venture Management LLC.
(15)	Mr. Sears’ compensation in 2007 includes $30,000 for service as a board member and $15,000 for service as chairperson of the audit committee. Related payments are made to Sears Capital Management, Inc. Mr. Sears does not intend to stand for re-election at Novacea’s 2008 annual meeting of stockholders.
(16)	Dr. Weber’s compensation in 2007 includes $30,000 for service as a board member.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 2, 2008, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 18 (our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 2, 2008 through the exercise of any stock options, warrants or other rights.

The percentage of shares beneficially owned is computed on the basis of 25,734,559 shares of our common stock outstanding as of April 2, 2008. Shares of our common stock that a person has the right to acquire within 60 days of April 2, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Novacea, Inc., 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Outstanding	Options Exercisable within 60 days	Percent of Total
5% Stockholders
Entities affiliated with Accipiter Life Sciences (1) 399 Park Avenue, 38th Floor New York, NY 10022	1,565,440	0	6.08%
Entities affiliated with BVF Investments (2) 900 North Michigan Avenue, Suite 1100 Chicago, IL 60611	1,476,571	0	5.74%
Entities affiliated with Domain Associates, L.L.C. (3) One Palmer Square, Suite 515 Princeton, NJ 08542	3,487,167	0	13.55%
Entities affiliated with New Enterprise Associates (4) 2490 Sand Hill Road Menlo Park, CA 94025	4,904,896	0	19.06%
Entities affiliated with ProQuest Investments (5) 90 Nassau Street Fifth Floor Princeton, NJ 08542	1,855,274	0	7.21%
Schering Corporation 2000 Galloping Hill Road Kenilworth, NJ 07033	1,490,868	0	5.79%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Outstanding	Options Exercisable within 60 days	Percent of Total
Entities affiliated with Sofinnova Ventures (6) 140 Geary Street Tenth Floor San Francisco, CA 94108	2,277,374	14,375	8.90%
Entities affiliated with Versant Ventures (7) 3000 Sand Hill Road Building Four, Suite 210 Menlo Park, CA 94025	2,074,668	73,213	8.32%

Executive Officers and Directors
John P. Walker	35,315	218,330	*
Amar Singh	3,554	169,519	*
Edward C. Albini	10,291	159,651	*
Edward Schnipper	0	0	*
Daniel M. Bradbury (8)	35,714	45,000	*
James I. Healy, M.D., Ph.D. (6)	2,277,374	14,375	8.9%
Judith A. Hemberger	0	10,208	*
Michael G. Raab (4)	4,904,896	73,213	19.29%
Frederick J. Ruegsegger	0	3,125	*
Camille D. Samuels (7)	2,074,668	73,213	8.32%
Lowell E. Sears (9)	11,428	78,928	*
Eckard Weber, M.D. (10)	342,857	73,213	1.61%
All executive officers and directors as a group (12 persons) (11)	9,696,097	918,775	39.83%

*	Less than 1%.
(1)	Beneficial and percentage ownership information is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2008 by Accipiter Life Sciences Fund, LP, Accipiter Life Sciences Fund (Offshore) Ltd., Accipiter Capital Management, LLC, Candens Capital, LLC and Gabe Hoffman. According to the Schedule 13G/A, Accipiter Life Sciences Fund, LP has sole voting and dispositive power over 783,589 shares and Accipiter Life Sciences Fund (Offshore) Ltd. has sole voting and dispositive power over 781,851 shares.
(2)	Beneficial and percentage ownership information is based solely on information contained in Schedule 13G filed with the SEC on January 25, 2008 by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners, L.P. and BVF Inc. According to the Schedule 13G, Biotechnology Value Fund, L.P. has shared voting and dispositive power over 334,571 shares, Biotechnology Value Fund II, L.P. has shared voting and dispositive power over 228,000 share, BVF Investments, L.L.C. has shared voting and dispositive power over 817,000 shares and Investment 10, L.L.C. has shared voting and dispositive power over 97,000 shares.
(3)	Includes 3,151,823 shares owned by Domain Partners V, L.P., 73,575 shares owned by DP V Associates, L.P., 96,069 shares owned by Domain Associates, L.L.C. and 165,700 shares owned by One Palmer Square Associates V, L.L.C. The managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P., share voting and dispositive power with respect to the shares held by Domain Partners V, L.P. and DP V Associates, L.P. The managing members of One Palmer Square Associates V, L.L.C. are James C. Blair, Brian H. Dovey, Robert J. More, Kathleen K. Schoemaker and Jesse I. Treu, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. The managing members of Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Brian K. Halak, Robert J. More, Kathleen K. Schoemaker, Jesse I. Treu and Nicole Vitullo, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(4)	Includes 4,900,715 shares owned by New Enterprise Associates 10, Limited Partnership, for which voting and investment power is shared by M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A Trainor, III, each of whom is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership and 4,181 shares owned by NEA Ventures 2002, L.P., for which voting and investment power is held by its general partner, Pamela J. Clark. Mr. Raab, one of our directors, NEA Partners 10, Limited Partnership, and each of the general partners of NEA Partners 10, Limited Partnership and NEA Ventures 2002, Limited Partnership disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his or her pecuniary interest therein, if any.
(5)	Includes 1,779,766 shares owned by ProQuest Investments II L.P. and 75,508 shares owned by ProQuest Investments II Advisors Fund, L.P. The affiliates of ProQuest Investments who have voting or investment power over the shares are Jay Moorin and Alain Schreiber.
(6)	Includes 50,861 shares owned by Sofinnova Venture Affiliates V L.P., 2,135,224 shares owned by Sofinnova Venture Partners V L.P. and 32,451 shares owned by Sofinnova Venture Principals V L.P. Dr. Healy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 58,838 shares owned by James I. Healy.
(7)	Includes 2,044,744 shares owned by Versant Venture Capital II, L.P., 13,713 shares owned by Versant Affiliates Fund II-A, L.P. and 16,211 shares owned by Versant Side Fund II, L.P. Ms. Samuels disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.
(8)	Includes 11,905 shares which we have the right to repurchase as of the date that is 60 days after April 2, 2008.
(9)	Includes 11,428 shares owned by Sears Trust U/A Dtd 3/11/91.
(10)	Includes 342,857 shares owned by the Eckard Weber Living Trust uad 11/20/2007.
(11)	Includes common stock held by entities affiliated with directors and executive officers. See footnotes 1 through 11 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors, officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, officers and beneficial owners of 10% or more of our common stock are required by SEC regulations to furnish us with copies of all these forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 received by us, or written representations from reporting persons that no forms were required of such persons, we believe that during our fiscal year ended December 31, 2007, all Section 16(a) reports were timely filed.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

The board of directors consists of eight directors. Our board of directors has determined that each of our current directors, as well as each director who served during the fiscal year ended December 31, 2007, other than John P. Walker, our Chief Executive Officer and Chairman, are independent under the director independence standards of the Nasdaq Stock Market.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the three standing committees of the board of directors is set forth below:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Daniel M. Bradbury		Committee Chairman	Committee Member

James I. Healy	Committee Member

Judith A. Hemberger		Committee Member

Michael G. Raab		Committee Member	Committee Member

Frederick Ruegsegger	Committee Member

Camille D. Samuels	Committee Member		Committee Chairman

Lowell E. Sears (1)	Committee Chairman

(1)	On November 21, 2007, Mr. Sears informed us that he does not intend to stand for reelection at our 2008 Annual Meeting of Stockholders.

Neither of John P. Walker or Eckard Weber is a member of any committee of our board of directors.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In this role, the Audit Committee monitors and reviews the quality and integrity of our financial statements and related disclosures, the qualifications, independence, and performance of our independent auditors, audit and non-audit services provided by our independent auditors, the effectiveness of our internal controls and disclosure controls and our compliance with legal and regulatory requirements. The Audit Committee appoints, compensates and oversees the work of our independent auditors and evaluates their quality, performance and independence at least annually. The Audit Committee confirms annually with our independent auditor that the independent auditor is in compliance with the audit partner rotation requirements established by the SEC. Our board of directors has determined that all of the current members of our Audit Committee and all members of our Audit Committee who served during the fiscal year ended December 31, 2007 are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has determined that our Audit Committee has at least one audit committee financial expert and has determined that Mr. Ruegsegger is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee. A copy of the charter is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.”

Compensation Committee

The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers, including bonus and stock compensation and benefits and establishes and reviews general policies relating to compensation, benefits and all bonus and stock compensation for all employees. All of the current members of our Compensation Committee and all members of our Compensation Committee who served during the fiscal year ended December 31, 2007 are “independent” directors, as determined in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has adopted a written charter for the Compensation Committee. A copy of the charter is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board of directors in ensuring that it is properly constituted and conducts itself appropriately in carrying out its duties and meeting its fiduciary obligations, and that we have and follow appropriate corporate governance standards. The Nominating and Corporate Governance Committee is responsible for developing and recommending to the board of directors the governance principles applicable to us, overseeing the evaluation of our board of directors and management, recommending director nominees for each committee of our boards of directors, assisting the board of directors in identifying prospective director nominees and determining the director nominees for election at annual meetings of our stockholders and monitoring and reviewing compliance with our Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees. All of the current members of our Nominating and Corporate Governance Committee and all members of our Nominating and Corporate Governance Committee who served during the fiscal year ended December 31, 2007 are “independent” directors, as determined in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the charter is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.”

Meetings Attended by Directors

The board of directors held a total of 7 meetings during 2007. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee held 8, 3 and 1 meetings, respectively, during 2007. During 2007, all of our directors attended at least 75% of the total number of meetings of the board of directors held and all of our directors attended at least 75% of the total number of meetings of the committee(s) of the board of directors on which he or she served.

The independent directors hold regularly scheduled meetings at which only they are present and five of such formal meetings took place during 2007. The meetings of the independent directors typically will take place in connection with the regularly scheduled meetings of the full board of directors. The independent directors may meet at such other times as they deem necessary or appropriate.

Our directors are encouraged to attend our annual meeting of stockholders although we do not maintain a formal policy regarding director attendance at the annual meeting of stockholders. One of our directors attended our annual meeting of stockholders in 2007.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the board of directors. In addition, the

Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations for candidates for membership on the board of directors. A stockholder may make such a recommendation by submitting the following information to our Corporate Secretary at 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080: the candidate’s name, age, business address and residence address, principal occupation or employment and the class and number of shares of Novacea beneficially owned by such candidate; a representation that the recommending stockholder is a holder of record of our stock and is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the stockholder and each nominee pursuant to which nominations are to be made by the stockholder; such other information regarding each nominee as would be required to be included in a proxy statement had the nominee been nominated or intended to be nominated by the board of directors and the consent of each nominee to serve as a director if so elected.

Director Qualifications. Members of the board of directors should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a board of directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board of directors effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identifying and Evaluating Director Nominees. Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee reviews the qualifications of any candidates who have been properly brought to the Committee’s attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Committee using the same criteria as other candidates.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Although we do not expect that we will enter into any such transactions with related parties, our Audit Committee monitors and reviews issues involving potential conflicts of interest, and any potential related party transactions in the future will need to be approved by the Audit Committee of the Board of Directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

We provide a process for stockholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Stockholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Novacea, Inc., 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080. The Secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director as the case may be, or, if the Secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our executive officers as of April 23, 2008.

Name	Age	Position(s)
John P. Walker	59	Chief Executive Officer and Chairman
Amar Singh	49	Chief Commercialization Officer
Edward C. Albini	51	Vice President and Chief Financial Officer
Edward F. Schnipper	59	Executive Vice President and Chief Medical Officer

Further information with respect to John P. Walker is provided above under “Proposal One—Election of Directors.”

Amar Singh has served as our Chief Commercialization Officer since February 2006. From August 2003 to January 2006, Mr. Singh served as Vice President of Marketing and Sales at Abraxis Oncology, a proprietary division of American Pharmaceutical Partners, Inc. Prior to joining American Pharmaceutical Partners, Mr. Singh served in multiple capacities at Roche Laboratories, a Division of Hoffmann La Roche, where he held positions in Market Research, Licensing and Business Development, New Product Planning and Marketing. From 2000 to 2003, he was Executive Director for Oncology Marketing and subsequently for New Product planning for the Specialty Care business. Mr. Singh holds a B.A. from the University of North Carolina Chapel Hill and an M.B.A. from New York University.

Edward C. Albini has served as our Vice President and Chief Financial Officer since February 2004. From April 1997 to February 2004, Mr. Albini served as Chief Financial Officer at Lynx Therapeutics, Inc. (now

Solexa Inc., which was acquired by a wholly-owned subsidiary of Illumina, Inc.), a biotechnology company. From January 1983 to April 1997, he served in various senior financial management positions at Genentech, including Director of Financial Planning and Analysis and Assistant Controller. He has also served as an auditor for Peat, Marwick, Mitchell & Co., now KPMG, LLP. Mr. Albini holds a B.S. in accounting from Santa Clara University and an M.B.A. from the Haas School of Business at the University of California at Berkeley. He is a certified public accountant.

Edward F. Schnipper, M.D., has served as our Executive Vice President and Chief Medical Officer since November 2007. From June 2002 to November 2007, Dr. Schnipper was president and chief executive officer of Cellgate, Inc. From September 2001 to June 2002, Dr. Schnipper was executive vice president of Cellgate, Inc. From June 1997 to September 2001, he was vice president of Clinical Development at ALZA Corporation. Dr. Schnipper holds a B.A. from Hobart College and an M.D. from Georgetown University School of Medicine.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,965,636	(1)	$3.99	(1)	799,110
Equity compensation plans not approved by security holders	—		—		—
Total	3,965,636		$3.99		799,110

(1)	Includes 3,410,636 shares related to outstanding options and 555,000 shares related to outstanding restricted stock unit awards.
(2)	Represents the weighted-average exercise price of outstanding options. Restricted stock unit awards are excluded, as they do not have an exercise price.

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF

PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will promptly deliver copies of the proxy statement and annual report to any stockholder who contacts the Company’s investor relations department at (650) 228-1811 or by mail addressed to Investor Relations, Novacea, Inc., 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080, requesting such copies. If you are holding a physical stock certificate, direct your written request to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038 Attn: Wilbert Myles, phone number (718) 921-8247 . Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or American Stock Transfer & Trust Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.novacea.com.

OTHER MATTERS

As of the date of this proxy statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the Board of Directors,

John P. Walker

Chief Executive Officer and Chairman

South San Francisco, California

April 29, 2008

NOVACEA, INC.

PROXY FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Novacea, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement each dated May 6, 2008 and hereby appoints Edward C. Albini and John P. Walker, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2008 Annual Meeting of Stockholders of Novacea, Inc. to be held on June 9, 2008 at 9:00 a.m. PDT at 400 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

NOVACEA, INC.

June 9, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors				2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Novacea, Inc. for the fiscal year ending December 31, 2008.	☐	☐	☐
NOMINEES: CLASS II
☐	FOR ALL NOMINEES	¡ James I. Healy
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ John P. Walker		THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.